March 17, 1999




Dear Fellow Stockholder:

     We cordially invite you to attend the Annual Meeting of Stockholders of National Bankshares, Inc. The meeting will be held at the Best Western Red Lion Inn, at the intersection of Route 460 Bypass and Prices Fork Road, Blacksburg, Virginia, on Tuesday, April 13, 1999, at 3:00 p.m.

     The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting. During the meeting, we will also report on the operations of Bankshares.

     YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. On behalf of the Board of Directors, we urge you to please sign, date and return the Proxy in the enclosed postage-paid envelope as soon as possible, even if you currently plan to attend the meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the meeting.

     Thank you for your interest and investment in National Bankshares, Inc.

                              Very truly yours,



                              James G. Rakes
                              President and
                              Chief Executive Officer


                 NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS





To the Stockholders of National Bankshares, Inc.:

     This is your notice that the 1999 Annual Meeting of Stockholders of National Bankshares, Inc. ("Bankshares") will be held at the Best Western Red Lion Inn at the intersection of Route 460 Bypass and Prices Fork Road, Blacksburg, Virginia, on Tuesday, April 13, 1999, at 3:00 p.m. The Meeting is for the purpose of considering and acting upon:

     1. The election of three Class 3 directors for a term of three years each and the election of two Class 1 directors for a term of one year each.

     2.   The approval of the 1999 Stock Option Plan.

     3. The transaction of such other business as may properly come before the Meeting or any adjournments thereof.

          NOTE: The Board of Directors is not aware of any other business to come before the Meeting.

     Only stockholders of record at the close of business on March 11, 1999 are entitled to receive notice of and to vote at the Meeting, or at any adjournments of the Meeting.

     Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement of the matters proposed to be acted upon at the Meeting.

     To assure that your shares are represented at the meeting, please complete, date, sign and mail promptly the enclosed proxy, for which a return envelope is provided. The proxy will not be used if you attend and vote in person at the meeting. You may revoke your proxy prior to actual voting of the proxy.

                              BY ORDER OF THE BOARD OF DIRECTORS



                              Marilyn B. Buhyoff
                              Secretary
Blacksburg, Virginia
March 17, 1999


                                PROXY STATEMENT
                                       OF
                           NATIONAL BANKSHARES, INC.
                             100 SOUTH MAIN STREET
                              BLACKSBURG, VA 24060
                                 P.O. BOX 90002
                           BLACKSBURG, VA 24062-9002
                                 540 / 552-2011
                                 --------------
                         ANNUAL MEETING OF STOCKHOLDERS
                            TUESDAY, APRIL 13, 1999


     This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors (the "Board") of National Bankshares, Inc. ("Bankshares" or the "Company") to be used at the 1999 Annual Meeting of Stockholders to be held at the Best Western Red Lion Inn, at the intersection of Route 460 Bypass and Prices Fork Road, Blacksburg, Virginia, at 3:00 p.m., on Tuesday, April 13, 1999, and at any adjournments of the Meeting. The approximate mailing date of the Proxy Statement, the Notice of Annual Meeting and the accompanying Proxy is March 17, 1999.

                             REVOCATION OF PROXIES
                             ---------------------

     Stockholders who execute proxies retain the right to revoke them at any time prior to the actual voting of the proxies. Proxies may be revoked by written notice received prior to the Meeting, by attending the Meeting and voting in person or by submitting a signed proxy with a later date. A written notice revoking a previously executed proxy should be sent to National Bankshares, Inc., P.O. Box 90002, Blacksburg, Virginia 24062-9002, Attention:
James G. Rakes. Unless revoked, the shares represented by properly executed proxies will be voted at the Meeting according to the instructions contained in the proxy. Where no instructions are given, proxies will be voted for the nominees for directors set forth in Proposal No. 1 and for approval of the 1999 Stock Option Plan as set forth in Proposal No. 2.

     An Annual Report to Stockholders, including the financial statements for the year ended December 31, 1998, is being mailed to you at the same time as this Proxy Statement, but should not be considered proxy solicitation material.

                     VOTING SECURITIES AND STOCK OWNERSHIP
                     -------------------------------------

     As of March 11, 1999, Bankshares had 3,792,833 shares of Common Stock ($2.50 par value) issued and outstanding. Each of the shares is entitled to one vote at the Annual Meeting. Only those stockholders of record at the close of business on March 11, 1999 will be entitled to vote at the Meeting or at any adjournments.

     A majority of votes entitled to be cast on matters to be considered at the Annual Meeting constitutes a quorum. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for purposes of establishing a quorum. Abstentions and shares held of record by a broker or its nominee ("Broker Shares") which are voted on any matter are included in determining the number of votes present or represented at the Annual Meeting. Broker Shares that are not voted on any matter will not be included in determining whether a quorum is present. If a quorum is established, directors will be elected and



the stock option plan will be approved by a plurality of votes cast by shares entitled to vote at the Annual Meeting. Votes that are withheld and Broker Shares that are not voted on any matter will not be included in determining the number of votes cast.

                  STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                  --------------------------------------------

     As of March 11, 1999, no single person or group was known to Bankshares to be the beneficial owner of more than 5% of the outstanding Common Stock of the Company.

              STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
              ---------------------------------------------------

     The following table sets forth, as of March 11, 1999, certain information regarding the beneficial ownership of Bankshares' Common Stock by each director and nominee and each named executive officer and by all directors and executive officers as a group. Unless otherwise noted in the footnotes to the table, the individuals have sole voting and investment power with respect to all outstanding shares of Common Stock shown as beneficially owned by them.

                                    Shares of Common           Percentage
      Name of                       Stock Beneficially         Of
      Beneficial Owner              Owned as of March 11, 1999 Class
      ----------------              -------------------------- ----------
      Charles L. Boatwright              8,819                 *
      L. Allen Bowman                   13,999                 *
      Alonzo A. Crouse                  52,803(1)              1.39
      James A. Deskins, Sr.              6,693(2)              *
      Paul A. Duncan                    12,862(3)              *
      Cameron L. Forrester                 645                 *
      William T. Peery                  49,953(4)              1.32
      James G. Rakes                    21,009(5)              *
      Jeffrey R. Stewart                23,000                 *
      All current Directors and
      Executive Officers as a Group
      (13 persons)                     204,785                 5.40

* Represents less than 1% of the Company's outstanding Common Stock.

(1) Includes 25,500 shares owned by spouse, 1,745 owned by spouse jointly with children, 850 shares owned jointly with spouse and grandchildren and 1,008 shares owned by a partnership in which Mr. Crouse is a general partner.
(2)  Includes 1,089 shares owned by spouse.
(3) Includes 1,253 shares owned by spouse and 1,088 shares owned by spouse as custodian for grandchildren.
(4) Includes 399 shares owned by spouse, 10,950 shares owned as fiduciary and 3,630 shares owned in corporate name.
(5) Includes 5,600 shares owned jointly with spouse, 888 shares owned by children and 8,150 shares owned through National Bankshares, Inc. Employee Stock Ownership Plan.







                     PROPOSAL NO. 1 - ELECTION OF DIRECTORS
                     --------------------------------------

     Bankshares' Articles of Incorporation provide that the directors shall be divided into three classes (1, 2 and 3) with each class as nearly equal in number as possible and the term of office of each class ending in successive years. The Articles of Incorporation also provide that the number of directors shall be set by the Bylaws, but shall not be less than nine, nor more than twenty-six. For the purpose of the election of directors at the Annual Meeting, the number of directors set forth in the Bylaws is nine.

     The current term of office of the Class 3 directors expires at this 1999 Annual Meeting of Stockholders. The terms of Class 1 and Class 2 directors will expire in 2000 and 2001, respectively.

     The Board of Directors has nominated both serving Class 3 directors, Charles L. Boatwright and William T. Peery, to serve a three-year term to expire at the Annual Meeting of Stockholders in 2002. The Board has also nominated James A. Deskins, Sr. to serve a three-year term as a Class 3 director. Mr. Deskins was elected by the Board to fill the Board vacancy created by the death of Mr. R. E. Dodson.

     The Board of Directors elected L. Allen Bowman to fill the vacancy created by the death of Dr. R. E. Christopher, Jr., and Cameron L. Forrester was elected to fill the Board vacancy created by the resignation of Mr. T. C. Bowen, Jr. The Board has nominated Mr. Bowman and Mr. Forrester as Class 1 directors, to serve a one-year term until the 2000 Annual Meeting of Stockholders.

     It is the intention of the persons named as proxies, unless instructed otherwise, to vote for the election of the three nominees for Class 3 director and for the two nominees for Class 1 director. Each nominee has agreed to serve if elected. If any of the nominees shall unexpectedly be unable to serve, the shares represented by all valid proxies will be voted for the remaining nominees and such other person or persons as may be designated by the Board. At this time, the Board knows of no reason why any nominee might be unable to serve.

     The following information is provided with respect to the three nominees to serve as Class 3 director, the two nominees for Class 1 director and the four incumbent directors who will be continuing in office following the Annual Meeting. All information is provided as of March 11, 1999. No director or nominee is related by blood, marriage or adoption to any other director, nominee or executive officer. No director or nominee serves as a director of any company which has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, or is subject to the requirements of
Section 15(d) of the Exchange Act, or of any company registered as an investment company under the Investment Company Act of 1940. Each director or nominee currently serves as a director of either or both of the wholly owned subsidiaries of Bankshares, The National Bank of Blacksburg ("NBB") and Bank of Tazewell County ("BTC").










                                      Principal Occupation
      Name and Age;                   (for the past five years unless
      Director of Bankshares Since    otherwise noted)
      ----------------------------    -------------------------------
                                    NOMINEES
                                CLASS 3 DIRECTORS
                                -----------------
                       (Serving Until 2002 Annual Meeting)

      Charles L. Boatwright (73)      Physician, Carilion Family Medicine,
      1986                              C. L. Boatwright Clinic
                                      Vice Chairman of the Board of Bankshares
                                      NBB Board Member
                                      Blacksburg, VA
      James A. Deskins, Sr. (67)      President, Deskins Supermarket, Inc.
      1999                            President, Deskins Dry Goods Company
                                      BTC Board Member
                                      Tazewell, VA
      William T. Peery (75)           President, Cargo Oil, Inc.
      1996                            Chairman of the Board of BTC
                                      Tazewell, VA


                                CLASS 1 DIRECTORS
                                -----------------
                       (Serving Until 2000 Annual Meeting)
      L. Allen Bowman (65)            Retired; prior thereto President,
      1999                            Poly-Scientific Division of Litton
                                       Industries
                                      Vice Chairman of the Board of NBB
                                      Blacksburg, VA

      Cameron L. Forrester (50)       President and CEO of BTC; prior thereto
      1999                            Vice President of First Virginia Bank,
                                      Clinch Valley (formerly Premier Bank,
                                      N.A.)
                                      BTC Board Member
                                      Tazewell, VA

                         DIRECTORS CONTINUING IN OFFICE
                                CLASS 1 DIRECTOR
                                ----------------
                       (Serving until 2000 Annual Meeting)
      Paul A. Duncan (68)             Automobile Dealer, President, Holiday
      1986                             Motor Corp.
                                      NBB Board Member
                                      Blacksburg, VA


                                CLASS 2 DIRECTORS
                                -----------------
                       (Serving until 2001 Annual Meeting)
      Alonzo A. Crouse (59)           Executive Vice President and Cashier, BTC
      1996                            BTC Board Member and Secretary
                                      Tazewell, VA






      James G. Rakes (54)             President and CEO of Bankshares and NBB
      1986                            Chairman of the Board of Bankshares
                                      NBB and BTC Board Member
                                      Blacksburg, VA
      Jeffrey R. Stewart (66)         Educational Consultant; prior thereto
      1986                            Professor of Business Education, Virginia
                                      Polytechnic Institute and State
                                      University
                                      Chairman of the Board of NBB
                                      Blacksburg, VA

     The Board of Directors recommends that the stockholders vote for the nominees for Class 3 and Class 1 director.

            PROPOSAL NO. 2 - APPROVAL OF THE 1999 STOCK OPTION PLAN
            --------------------------------------------------------

     General
     -------

     The Company's 1999 Stock Option Plan (the "Stock Option Plan") was adopted by the Board of Directors on March 10, 1999, subject to the approval by the affirmative vote of a majority of the Company's Common Stock cast at the Annual Meeting. The Stock Option Plan makes available up to 250,000 shares of Common Stock for awards to key employees of the Company and its subsidiaries in the form of stock options ("Awards"), all as more fully described below.

     The following description of the Stock Option Plan is qualified in its entirety by reference to the Stock Option Plan, a copy of which may be obtained by request delivered to the secretary of the Company at the address set forth on the Notice of this Proxy Statement.

     Purpose
     -------

     The purpose of the Stock Option Plan is to promote the success of the Company and its subsidiaries by providing incentives to key employees that will promote the identification of their personal interests with the long-term financial success of the Company and with growth in shareholder value. The Plan is designed to provide flexibility to the Company in its ability to motivate, attract, and retain the services of key employees upon whose judgment, interest, and special effort the successful conduct of its operation is largely dependent.

     Administration
     --------------

     The Stock Option Committee of the Board of Directors of the Company (the "Committee") will administer the plan. Each member of the Committee will be a "non-employee director" as defined in Rule 16b-3 under the Securities Exchange Act (the "Exchange Act") and an "outside director" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Committee will have the power to determine the key employees to whom Awards shall be made.







     Each Award under the Stock Option Plan will be made pursuant to a written agreement between the Company and the recipient of the Award (the "Agreement"). In administering the Stock Option Plan, the Committee will have the authority to determine the terms and conditions upon which Awards may be made and exercised, to determine terms and provisions of each Agreement, to construe and interpret the Stock Option Plan and the Agreements, to establish, amend or waive rules or regulations for the Stock Option Plan's administration, to accelerate the exercisability of any Award, the end of any performance period or termination of any period of restriction, and to make all other determinations and take all other actions necessary or advisable for the administration of the Stock Option Plan.

     The members of the Committee will be indemnified by the Company against the reasonable expenses incurred by them, including attorney's fees, in the defense of any action, suit or proceeding, or any appeal therein to which they may be a party by reasons of any action taken or failure to act under the Stock Option Plan.

     Subject to the terms, conditions and limitations of the Stock Option Plan, the Committee may modify, extend or renew outstanding Awards, or, if authorized by the Board of Directors, accept the surrender of outstanding Awards and authorize new Awards in substitution therefor, including Awards with lower exercise prices or longer terms than the surrendered Awards. The Committee may also modify any outstanding Agreement, provided that no modification may adversely affect the rights or obligations of the recipient without the consent of the recipient.

     The Stock Option Plan is designed to give the Committee the authority to grant Awards that qualify as performance-based compensation for purposes of
Section 162(m)(4)(C) of the Code and will be interpreted and construed in accordance with such intent.

     The Board may terminate, amend or modify the Stock Option Plan from time to time in any respect without shareholder approval, including any amendments needed to make the Plan conform with Rule 16b-3 under the Exchange Act or regulations under Section 162(m) of the Code, unless the particular amendment or modification requires shareholder approval under the Code, the rules and regulations under Section 16 of the Exchange Act, the rules and regulations of the exchange or system on which the Common stock is listed or reported, or pursuant to any other applicable laws, rules or regulations. Currently, Rule 16b-3 under the Exchange Act and the Code regulations governing ISOs taken together require shareholder approval of any amendments which would
(i) materially increase the benefits accruing to participants, (ii) materially increase the number of securities which may be issued or (iii) materially modify the requirements as to eligibility for participation.

     The Stock Option Plan will expire on March 9, 2009, unless sooner terminated by the Board.

     Eligibility
     -----------

     Employees of the Company and its subsidiaries who are deemed to be key employees ("Key Employees") by the Committee are eligible for Awards under the Stock Option Plan. Key Employees include officers or other employees of the Company and its subsidiaries who, in the opinion of the Committee, can contribute significantly to the growth and profitability of, or perform services of major importance to, the Company and its subsidiaries. Officers



and directors who are not also employees of the Company or its subsidiaries are not eligible for Awards under the Plan. The number of employees who initially may be eligible for Awards under the Stock Option Plan is approximately 11.

     Awards granted under the Stock Option Plan may not be assigned, transferred, pledged or otherwise encumbered by a participant, other than by will or the laws of descent and distribution or in certain limited situations with the agreement of the Committee. Awards may be exercised during the recipient's lifetime only by the recipient or any permitted transferee or, in the case of disability, by the recipient's legal representative.

     Options
     -------

     The Stock Option Plan authorizes the grant of incentive stock options within the meaning of Section 422 of the Code ("ISOs") and non-qualified stock options ("NQSOs") (collectively, "Options"). The Option terms applicable to such Options will be determined by the Committee, but no Option will be exercisable in any event after ten years from its grant.

     All Options granted as ISOs shall comply with all applicable provisions of the Code and all other applicable rules and regulations governing ISOs. All other Option terms will be determined by the Committee in its sole discretion. However, a Key Employee may not be granted Options covering more than 25,000 shares in any calendar year.

     Awards are normally nontransferable, although Awards may be transferred at death and, in Committee discretion and subject to certain limitations, Awards of NQSOs may be transferred during the life of employee. Awards may be exercised during the employee's lifetime only by the employee or, in the case of disability, by the employee's legal representative (or any permitted transferee).

     Shares Subject to the Stock Option Plan
     ---------------------------------------

     Up to 250,000 shares of Common Stock may be issued under the Stock Option Plan. Except as set forth below, shares of Common Stock issued in connection with the exercise of, or as other payment for an Award will be charged against the total number of shares issuable under the Stock Option Plan. If any Award granted (for which no material benefits of ownership have been received) terminates, expires or lapses for any reason other than as a result of being exercised, Common Stock subject to such Award will be available for further Awards.

     In order to reflect such events as stock dividends, stock splits, recapitalizations, mergers, consolidations or reorganizations by the Company, the Committee will adjust the number of shares subject to each outstanding Award, the exercise price and the aggregate number of shares from which grants or awards may be made.

     Change in Control
     -----------------

     In order to maintain all the participants' rights in the event of a Change in Control of the Company (as that term is defined in the Stock Option Plan), the Committee, as constituted before such Change in Control, may take in its sole discretion any one or more of the following actions either at the time an



Award is made or any time thereafter: (i) provide for the acceleration of any time periods relating to the exercise or realization of any such Award so that such Award may be exercised or realized in full on or before a date initially fixed by the Committee; (ii) provide for the purchase or settlement of any such Award by the Company, upon the participant's request, for an amount of cash equal to the amount which could have been obtained upon the exercise of such Award or realization of such participant's rights had such Award been currently exercisable or payable; (iii) make such adjustment to any such Award then outstanding as the Committee deems appropriate to reflect such Change in Control; or (iv) cause any such Award then outstanding to be assumed, or new rights substituted therefor, by the acquiring or surviving corporation in such Change in Control. In addition, the Committee may provide in any Award any of the foregoing in the event of the occurrence of a Change in Control.

     Certain Federal Income Tax Consequences
     ---------------------------------------

     ISOs. An optionee will not recognize income on the grant of an ISO, and an optionee generally will not recognize income on the exercise of an ISO, except as described in the following paragraph. Under these circumstances, no deduction will be allowable to the Company in connection with either the grant of such Options or the issuance of shares upon exercise thereof.

     However, if the exercise of an ISO occurs more than three months after the optionee ceased to be an employee for reasons other than death or disability (or more than one year thereafter if the optionee ceased to be an employee by reason of permanent and total disability), the exercise will not be treated as the exercise of an ISO, and the optionee will be taxed in the same manner as on the exercise of a NQSO, as described below. For the Option to qualify as an ISO upon the optionee's death, the optionee must have been employed at the Company for at least three months before his or her death.

     Gain or loss from the sale or exchange of shares acquired upon exercise of an ISO generally will be treated as capital gain or loss. If, however, shares acquired pursuant to the exercise of an ISO are disposed of within two years after the Option was granted or within one year after the shares were transferred pursuant to the exercise of the Option, the optionee generally will recognize ordinary income at the time of the disposition equal to the excess over the exercise price of the lesser of the amount realized or the fair market value of the shares at the time of exercise (or, in certain circumstances, at the time such shares became either transferable or not subject to a substantial risk of forfeiture). The exercise of an ISO may result in a tax to the optionee under the alternative minimum tax because as a general rule the excess of the fair market value of stock received on the exercise of an ISO over the exercise price is defined as an item of "tax preference" for purposes of determining alternative minimum taxable income.

     Non-qualified Stock Options. A participant will not recognize income on the grant of a NQSO, but generally will recognize income upon the exercise of a NQSO. The amount of income recognized upon the exercise of a NQSO will be measured by the excess, if any, of the fair market value of the shares at the time of exercise over the exercise price, provided that the shares issued are either transferable or not subject to a substantial risk of forfeiture.

     If shares received on the exercise of a NQSO are nontransferable and subject to a substantial risk of forfeiture then, unless the optionee elects to recognize income at the time of receipt of such shares, the optionee will not recognize ordinary income until the shares become either transferable or are



not subject to a substantial risk of forfeiture. For these purposes, shares will be treated as nontransferable and subject to a substantial risk of forfeiture for as long as the sale of the shares at a profit could subject the optionee to suit under Section 16(b) of the Exchange Act. In the circumstances described in this paragraph, the amount of income recognized is measured with respect to the fair market value of the shares at the time the income is recognized. Under the current rules under Section 16(b), in most cases an officer subject to those rules who has held a NQSO for at least six months prior to its exercise will recognize income and therefore be taxed immediately upon exercise of the NQSO.

     In the case of ordinary income recognized by an optionee as described above in connection with the exercise of a NQSO, the Company will be entitled to a deduction in the amount of ordinary income so recognized by the optionee, provided the Company satisfies certain federal income tax withholding requirements.

     General. The rules governing the tax treatment of Awards that may be granted under the Stock Option Plan are quite technical, so that the above description of tax consequences is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are, of course, subject to change, as are their interpretations, and their application may vary in individual circumstances.

     It is expected that compensation provided through the Plan normally will be performance-based compensation for purposes of Section 162(m) of the Code.

     Finally, the tax consequences under applicable state laws may not be the same as under the federal income tax laws.

     Accounting Treatment
     --------------------

     Under current accounting principles, neither the grant nor the exercise of a stock option with an exercise price not less than the fair market value of the Common Stock at the date of grant would require a charge against earnings.

     Effective Date
     --------------

     If approved by the stockholders, the Stock Option Plan will be treated as effective as of March 10, 1999.

     Vote Required
     -------------

     The affirmative vote of a majority of the Common Stock cast at the Annual Meeting, assuming a quorum is present, is required to ratify and approve the Stock Option Plan.

     The Board of Directors recommends that the stockholders vote FOR adoption of the proposed Stock Option Plan.









                          BOARD OF DIRECTORS MEETINGS,
                          ----------------------------
                    COMMITTEES, COMPENSATION AND ATTENDANCE
                    ---------------------------------------

     Board of Directors Meetings
     ---------------------------

     In fiscal year 1998, the Board of Directors of Bankshares held four regular meetings and one special meeting. In 1999, the Board will meet bi-monthly on the second Wednesday in January, March, May, July, September and November.

     Board Committees
     ----------------

     The Bankshares Board has standing audit and compensation committees, comprised of directors Boatwright (Chairman), Bowman, Deskins, Duncan, Peery and Stewart. These committees met once in 1998. There is no standing nominating committee.

     Board Compensation
     ------------------

     Members of the Board of Directors of Bankshares are paid a $200 fee for each regular or special Board meeting they attend.

     Dr. Boatwright, Mr. Bowman, Mr. Duncan, Mr. Rakes and Dr. Stewart, Bankshares directors who are also directors of NBB, receive a semi-annual retainer fee of $2,500 for their service on the NBB Board. They receive an NBB Board meeting attendance fee of $400 and they are paid $200 for each committee meeting they attend.

     In 1998 two NBB directors, Dr. Boatwright and Mr. Duncan, received payments from an NBB Board of Directors deferred compensation plan in which they participated from 1985 to 1989. Dr. Boatwright received $3,324 and Mr. Duncan received $5,231 during fiscal year 1998.

     Mr. Crouse, Mr. Deskins, Mr. Forrester, Mr. Rakes and Mr. Peery, directors of Bankshares who are also members of the Board of Directors of BTC, are paid a semi-annual retainer of $1,000 and they receive a fee of $300 per meeting for their attendance at regular and special BTC Board meetings and committee meetings.

     Board Attendance
     ----------------

     During fiscal year 1998, each incumbent director attended 75% or more of the total number of meetings of the Board of Directors of Bankshares and of the Board committees on which he served.

                             EXECUTIVE COMPENSATION
                             ----------------------

     Bankshares, NBB and BTC are organized in a holding company/subsidiary bank structure. Bankshares has no employees, except for officers, and it conducts substantially all of its operations through the subsidiary banks. All compensation paid to Bankshares' employees is paid by NBB, except for fees paid


by Bankshares and BTC to President and Chief Executive Officer James G. Rakes for his service as a director of the Company and of BTC. All compensation that was paid to BTC President and CEO R. E. Dodson prior to his death on March 16, 1998 was paid by BTC, except for his Bankshares directors' fees.

     Executive Compensation Summary Table
     ------------------------------------

     The following table sets forth information concerning total compensation earned or paid to James G. Rakes, President and Chief Executive Officer of Bankshares and of NBB, for all services rendered to Bankshares, NBB and BTC during each of the last three fiscal years. The same information is provided for R. E. Dodson, President and Chief Executive Officer of BTC, for all services rendered to Bankshares and BTC. Mr. Rakes and Mr. Dodson were the only individuals whose total salary and bonus were in excess of $100,000 during any of these three years.

                           SUMMARY COMPENSATION TABLE
                                  Annual Compensation
                                  -------------------
Name and Principal                                       All Other
Position             Year     Salary($)(1)   Bonus($)(2) Compensation($)(3)
------------------   ----     ------------  -----------  ------------------
James G. Rakes       1998      194,200          87,750      22,500
President and CEO of 1997      179,300         103,500      18,470
Bankshares and NBB   1996      164,925          99,000      21,450
R. E. Dodson         1998       18,930             ---      14,440
President and CEO of 1997       91,700          11,900      57,750
BTC                  1996       93,850          10,200      57,750

(1) Includes amounts received by Mr. Rakes as directors' fees from Bankshares, NBB and BTC, as well as amounts deposited by Mr. Rakes into the National Bank of Blacksburg Retirement Accumulation Plan, a 401(k) plan.

     Includes amounts received by Mr. Dodson as directors' fees from Bankshares and BTC in 1996 and 1997, and salary received by Mr. Dodson in 1998 prior to his death on March 16, 1998.

(2) Discretionary bonuses were paid to Mr. Rakes for performance in 1996, 1997 and 1998. In addition, contributions for Mr. Rakes' benefit were made to the Capital Accumulation Plan (described under "Employment Agreement and Change in Control Agreement" below) as awards for Mr. Rakes' performance in those years. Mr. Rakes is not yet irrevocably entitled to receive all sums held in the Capital Accumulation Plan.

     Mr. Dodson received a bonus based upon a percentage of salary in the years 1996 and 1997. All employees of BTC were awarded bonuses equal to the same percentage of salary.

(3) For 1996 and 1997, includes amounts contributed by NBB on Mr. Rakes' behalf as a matching contribution under The National Bank of Blacksburg Retirement Accumulation Plan and amounts contributed on his behalf to The National Bankshares, Inc. Employee Stock Ownership Plan. For fiscal year 1998, includes $8,330 as a matching contribution under the Retirement Accumulation Plan and a special taxable payment that was made pro-rata to participants in the ESOP plan in lieu of a 1998 plan year contribution. This amount reflects twelve months of pension benefits paid to Mr. Dodson pursuant to BTC's Employee Pension Plan for 1996 and 1997 and three months of pension benefits in 1998.



     Retirement Plans
     ----------------

     NBB maintains a tax-qualified, noncontributory defined benefit retirement plan for qualified employees called The National Bank of Blacksburg Retirement Income Plan (the "NBB Plan"). The NBB Plan became effective on February 1, 1984, when NBB amended and restated its previous pension plan. This plan covers all officers and employees who have reached age twenty-one and have had one year of eligible service on the January 1 or July 1 enrollment dates. Employee benefits are fully vested after five years of service, with no partial vesting. Retirement benefits at the normal retirement age of sixty-five are calculated at 2 2/3% of the employee's average monthly compensation multiplied by the number of years of service, up to a maximum of twenty-five years. The average monthly compensation is determined by averaging compensation over the five highest paid consecutive years in the employee's final ten years of employment. Retirement benefits under the plan are normally payable in the form of a straight life annuity, with ten years guaranteed; but other payment options may be elected under certain circumstances. Amounts payable are not offset by Social Security payments. The compensation covered by the NBB Plan includes the total of all amounts paid to a participant by NBB for personal services reported on the participant's federal income tax withholding statement (Form W-2), except that earnings were limited to $200,000, indexed for the cost of living, until 1994. In 1994, the earnings limit was decreased to $150,000, which is indexed for the cost of living after 1994. For 1998, covered compensation for Mr. Rakes is $160,000. The Retirement Plan continues a special transition rule in order to protect the retirement benefit of any participant who is affected by the 1994 indexed compensation limit. This transition rule provides that the retirement benefit of any such participant will be the greater of (1) the participant's retirement benefit calculated under the formula at the applicable time after 1993 or (2) the sum of the participant's benefit calculated as of December 31, 1993, plus the participant's retirement benefit calculated under the benefit formula based on post-1993 service.

     The following table shows the estimated annual benefits payable from the NBB Plan upon retirement based on specific compensation and years of credited service classifications, assuming continuation of the present plan and retirement on January 1, 1999, at age sixty-five.

                             NBB PENSION PLAN TABLE

                                      Years of Service
                                      ----------------
      Remuneration     15         20         25         30         35
      ------------     --         --         --         --         --
       $125,000       50,000     66,667     83,333     83,333     83,333
        150,000       60,000     80,000    100,000    100,000    100,000
        175,000       64,000     85,333    106,667    106,667    106,667
        200,000       64,000     85,333    106,667    106,667    106,667

     The benefit amounts listed in the table are computed as straight life annuity.

     On January 1, 1999, President and Chief Executive Officer, James G. Rakes, had seventeen years of credited service in the NBB Retirement Income Plan, and at normal retirement he will have twenty-eight years of credited service.





     BTC maintains a tax-qualified non-contributory defined benefit retirement plan for qualified employees under the Bank of Tazewell County Employee Pension Plan (the "BTC Plan"). The BTC Plan was initially effective on October 20, 1965, but was amended in its entirety effective October 20, 1989. The BTC Plan covers all officers and employees who, as of April 20 or October 20 of any year, have reached the age of twenty-one and who have had one year of service. Employee benefits are fully vested after five years, with no partial vesting. Benefits generally commence on the later of a participant reaching age 65 or the date on which the participant completes five years of participation in the BTC Plan. The normal form of benefit is a monthly pension payable during the participant's lifetime with a minimum of 120 monthly payments, but other payment options may be elected under certain circumstances. In general, the standard monthly pension benefit is equal to the sum of (1) 1.5% of "plan compensation" multiplied by the years of credited service (but not in excess of 35 years) at normal retirement date, plus (2) .59% of "plan compensation" in excess of $800 multiplied by the years of credited service (but not in excess of 35 years). "Plan compensation" is equal to the highest monthly average obtained from the sum of any of a participant's five annual compensation amounts divided by the number of months such participant was compensated during such period. For purposes of such calculation, annual compensation may not exceed $200,000. In 1994, the earnings limit was decreased to $150,000, which is indexed for the cost of living after 1994.

     The following table shows the estimated annual benefits payable from the BTC Plan upon retirement for specific compensation and years of service classifications, assuming continuation of the BTC Plan in its present form and retirement on January 1, 1999.

                             BTC PENSION PLAN TABLE

                                      Years of Service
                                      ----------------
      Remuneration     15         20         25         30         35
      ------------     --         --         --         --         --
       $ 25,000        6,988      9,317    11,647     13,976     16,305
         50,000       14,825     19,767    24,709     29,651     34,593
         75,000       22,663     30,217    37,772     45,326     52,880
        100,000       30,500     40,667    50,834     61,001     71,168

     Mr. Dodson's benefits under the BTC Plan were fully vested and funded. Mr. Dodson began receiving a monthly benefit of $4,812 on April 1, 1994.

     Employment Agreement and Change in Control Arrangement
     ------------------------------------------------------

     On May 7, 1992, Bankshares and Mr. Rakes entered into an employment agreement (the "Agreement") providing for the continued employment of Mr. Rakes as President and Chief Executive Officer of Bankshares and of NBB at an annual base salary of at least $120,000, plus incentive compensation and other employee and executive benefits. Pursuant to a lease arrangement between Bankshares and NBB, NBB leases Mr. Rakes' services from Bankshares and has agreed to pay his base salary and discretionary bonus, fund the Capital Accumulation Plan (described below) and furnish employee and executive benefits under the Agreement.

     The Agreement provides that if Mr. Rakes' employment is terminated by Bankshares for reasons other than death, disability or cause (all as defined in the Agreement), or by Mr. Rakes for good reason (as defined in the Agreement),



Bankshares will pay Mr. Rakes, for a twenty-four month period following the date of termination, an amount equal to the highest monthly rate of base salary paid to Mr. Rakes at any time under the Agreement. If the parties agree, this amount may also be paid in a lump-sum payment. During the period that the above payments are being made, Mr. Rakes also will be entitled to participate in Bankshares' and NBB's employee benefit plans or to receive substantially similar benefits.

     The Agreement also establishes a Capital Accumulation Plan ("CAP") for the benefit of Mr. Rakes. The CAP is funded through annual contributions made by NBB under an agreement with Bankshares. The amount that NBB contributes to the CAP each year is based on (1) return on assets as a percentage of the target established in the three-year performance goals adopted by the Board of Directors of NBB and (2) net income before tax expense as a percentage of that target. A minimum of 85% must be achieved in each target area in order for a contribution to be made. Contributions are made in multiples of units, with 250 units to be funded each year. The unit value will vary between $50 and $200 depending on what percentages of the targets are actually achieved. Contributions for achievements for any given calendar year must be made prior to February 28th of the next year.

     Benefits under the CAP are payable beginning on the later of January 1, 2002, or January 1 of the year following any year in which Mr. Rakes leaves Bankshares' employment, or in the case of hardship as determined by the Board upon written request. Mr. Rakes has an irrevocable right to CAP contributions and earnings as follows: 20% of all contributions and earnings thereon are irrevocably his after six years of service in the CAP, and he is irrevocably entitled to receive an additional 20% each year thereafter until 100% is achieved after ten years of service. However, if Mr. Rakes' employment is terminated within thirty-six months following a change in control, for any reason other than for cause, Mr. Rakes' interest in the CAP will be irrevocable at that time. In the event of termination, except where termination occurs within the thirty-six months following a change in control, and including termination for disability, Mr. Rakes shall be deemed to be entitled to receive at least 20% of the CAP. The value of NBB's contribution to the CAP with respect to 1998 performance is included in the "Bonus" column of the "Summary Compensation Table" above.

                 COMPENSATION COMMITTEE REPORT ON COMPENSATION
                 ---------------------------------------------
                      OF EXECUTIVE OFFICERS OF THE COMPANY
                      ------------------------------------

     The Compensation Committee of the Bankshares Board ("the Bankshares Committee") is ultimately responsible for administering the policies governing the annual compensation paid to executive officers, including the Chief Executive Officer, of Bankshares. The Bankshares Committee is made up of the six members of the Board of Directors who are not officers or employees of the Company or of its subsidiaries, NBB and BTC. Because substantially all compensation paid to Mr. Rakes and the other executive officers of Bankshares is paid by NBB and substantially all compensation paid to Mr. Dodson was paid by BTC, the Bankshares Committee relies heavily on reports submitted by the Salary and Personnel Committee of the NBB Board and by the BTC Board of Directors. The NBB Salary and Personnel Committee is made up of four directors who are not officers or employees of NBB or Bankshares. The BTC Board of Directors excludes directors who are officers or employees of BTC or Bankshares from deliberations concerning executive compensation.




     Executive Officer Compensation
     ------------------------------

     Except in the case of Mr. Rakes and Mr. Dodson, the sole component of compensation of executive officers of Bankshares is salary paid by NBB. NBB's program for executive officers (other than the Chief Executive Officer) currently does not include any bonus or other incentive program directly linking executive compensation to the performance of NBB or Bankshares, except that any contributions to the National Bankshares, Inc. Employee Stock Ownership Plan made on behalf of participating employees, including executive officers, have been based upon a percentage of NBB's net profits.

     The NBB Salary and Personnel Committee ("the NBB Committee") establishes annual salary ranges for each executive officer position (not including the position of Chief Executive Officer) after considering a salary survey published annually by the Virginia Bankers Association of commercial banks of similar asset size located in central and southwest Virginia, reviewing salary information about comparable local jobs and evaluating the economic conditions which may be unique to the locations in which NBB does business. In establishing salary ranges, the NBB Committee balances the need to offer salaries which are competitive with peers with the need to maintain careful control of salary and benefits expense. Individual salaries, within the salary ranges established by the NBB Committee, are determined by the Chief Executive Officer, based on his subjective assessment in each case of the nature of the position, as well as the contribution, performance, experience and tenure of the executive officer. The Chief Executive Officer reports to the NBB Committee on compensation of executive officers at least annually.

     The BTC Board of Directors, sitting as a compensation committee without directors who are employees of BTC or Bankshares, considered bank performance and profitability and salaries paid to individuals holding similar positions in determining Mr. Dodson's salary. All BTC employees are paid an annual year end performance bonus equal to a fixed percentage of base salary, and prior to 1998 Mr. Dodson participated in this bonus program.

     Compensation of Chief Executive Officer
     ---------------------------------------

     As President and Chief Executive Officer, Mr. Rakes is compensated pursuant to an employment agreement (the "Agreement"), which is described under "Employment Agreement and Change in Control Arrangement" above. An independent consultant retained by the Board of Directors of Bankshares provided significant guidance in the design of the compensation package contained in the Agreement and also reviewed the base level of compensation contemplated, prior to the Board's approval of the Agreement in 1992.

     The principal components of Mr. Rakes' compensation under the Agreement are salary, incentive bonus and Company contributions to a Capital Accumulation Plan for his benefit. This compensation package is intended to promote the continued success and growth of Bankshares by creating incentives based on the overall performance of the Company and to help assure Mr. Rakes' continued service at NBB and Bankshares by offering him an opportunity to earn competitive levels of total cash compensation.

     Since the inception of the Capital Accumulation Plan, Mr. Rakes' compensation through the CAP has been substantially related to Bankshares' performance, because until May 31, 1996, NBB was the sole subsidiary of Bankshares and it remains the largest subsidiary. In 1997, the NBB Committee



recommended and the Bankshares Board Compensation Committee agreed that CAP contributions should continue to be determined using NBB's operating results. The CAP contribution for Mr. Rakes' benefit is calculated using a specific formula that is based upon NBB achieving previously defined levels of return on assets and net income before taxes. The Plan encourages advance budget planning by establishing rolling three-year performance goals. 1998 budget performance goal targets established in 1995 were to achieve net income before taxes of $5.7 million and return on assets of 1.88%. In 1998, NBB net earnings before taxes reached a record of $6.2 million, and return on assets was 1.87%. The net earnings before taxes total was 108.6% of the target goal, and return on assets was 99.5% of the target.

     In making its recommendation to the Bankshares Compensation Committee concerning the other important elements of Mr. Rakes' annual compensation, salary and incentive bonus, the NBB Committee considered several factors. The Committee made a subjective assessment of Mr. Rakes' contribution to NBB, and it conducted a review of salaries paid to other individuals holding similar positions. In researching comparable salaries, the Committee consulted the Virginia Bankers Association Annual Salary Survey and other available public documents. The NBB Salary and Personnel Committee and the Bankshares Compensation Committee considered Mr. Rakes' increased job responsibilities as a result of the 1996 merger with BTC. These factors, as well as a comparison of the performance of Bankshares to local and national peers, are all reflected in the Compensation Committee's approval of the amounts of Mr. Rakes' 1998 salary and incentive bonus.

                                          Members of the Compensation Committee
                                                               C. L. Boatwright
                                                                   L. A. Bowman
                                                             J. A. Deskins, Sr.
                                                                   P. A. Duncan
                                                                    W. T. Peery
                                                                  J. R. Stewart

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
          -----------------------------------------------------------

     Directors Boatwright, Bowman, Deskins, Duncan, Peery and Stewart make up the Compensation Committee of Bankshares. None of these individuals is now, or has in the past been, an officer or employee of Bankshares or of Bankshares' subsidiaries, NBB and BTC. Dr. Boatwright, Mr. Bowman and Mr. Duncan serve on the Salary and Personnel Committee of NBB. Mr. Deskins and Mr. Peery are members of the Board of Directors of BTC, which serves as BTC's compensation committee after excluding inside directors. No executive officer of Bankshares, NBB or BTC served as a director of another entity which had an executive officer serving on the Bankshares Compensation Committee. No executive officer of Bankshares, NBB or BTC served as a member of the compensation committee of another entity which had an executive officer who served as a director of Bankshares, since Mr. Rakes does not participate in BTC Board of Directors compensation committee matters. None of the members of the Bankshares Compensation Committee, or any business organizations or persons with whom they may be associated, has had any transactions with Bankshares or its subsidiaries, except as explained in "Certain Transactions with Officers and Directors" below.







                               PERFORMANCE GRAPH
                               -----------------

     The following graph compares the yearly percentage change in the cumulative total of shareholder return on Bankshares Common Stock with the cumulative return on Standard & Poor's 500 Stock Index (the "S&P 500") and a peer group index comprised of southeastern independent community banks and bank holding companies for the five-year period commencing on December 31, 1993, and ending on December 31, 1998. These comparisons assume the investment of $100 in Bankshares Common Stock and in each of the indices on December 31, 1993, and the reinvestment of dividends.

                           National Bankshares, Inc.
                          Five Year Performance Graph

                                  1993   1994  1995   1996  1997   1998
                                  ----   ----  ----   ----  ----   ----
        NATIONAL BANKSHARES, INC.  100   180    189   226    227   225
        INDEPENDENT BANK INDEX     100   119    151   191    280   296
        S&P 500 INDEX              100   101    139   171    228   294

     The following companies comprise the peer group: TIB Financial Corp., Seacoast Banking Corp., Capital City Bank Group, Inc., Fidelity National Corp., Southwest Georgia Financial Corp., First Banking Company of Southeast Georgia, PAB Bankshares, Inc., Bank of Granite Corp., Carolina First BancShares, Inc., FNB Financial Services, Corp., First Bancorp., CNB Corporation, Palmetto Bancshares, Inc., Carolina Southern Bank, First Pulaski National Corporation, National Bankshares, Inc., FNB Corporation, Virginia Commonwealth Financial Corp., American National Bankshares, Inc., Central Virginia Bankshares, Inc., Virginia Financial Corp., C & F Financial Corporation and Pocahontas Bankshares Corporation.

                CERTAIN TRANSACTIONS WITH OFFICERS AND DIRECTORS
                ------------------------------------------------

     Both NBB and BTC extend credit in the ordinary course of business to Bankshares' directors and executive officers and corporations, business organizations and persons with whom Bankshares' directors and executive officers are associated at interest rates prevailing for comparable transactions with the general public at the time credit is extended. These extensions of credit are made with the same requirements as to collateral as those prevailing at the time for comparable transactions with other persons. In the opinion of management, none of such presently outstanding transactions with directors and executive officers involve a greater than normal risk of collectibility or present other unfavorable features.

     During 1998, the law firm of Bowen, Bowen & Bowen, P.C., in which former Bankshares and BTC director T. C. Bowen, Jr. is a partner, provided legal services to BTC.

                             SELECTION OF AUDITORS
                             ---------------------

     KPMG LLP, Certified Public Accountants, has performed independent year end audits of Bankshares since its formation in 1986. Each year, generally late in the calendar year, the Board of Directors selects an audit firm to perform an independent audit. That selection has not yet been made for 1999.




     A representative of KPMG LLP is expected to be present at the Annual Meeting. That representative will have the opportunity to make a statement at the Meeting and will be available to respond to appropriate questions.

                            EXPENSES OF SOLICITATION
                            ------------------------

     The cost of solicitation of proxies will be borne by Bankshares. In addition to solicitations by mail, directors, officers and regular employees of Bankshares and of NBB and BTC may solicit proxies personally or by telephone or telegraph without additional compensation. It is contemplated that brokerage houses and nominees will be requested to forward proxy solicitation material to the beneficial owners of the stock held of record by such persons, and Bankshares may reimburse them for their charges and expenses in this connection.

                           2000 STOCKHOLDER PROPOSALS
                           --------------------------

     In order to be considered for inclusion in the proxy materials of Bankshares for the 2000 Annual Meeting of Stockholders, a stockholder proposal intended to be presented at the Meeting must be delivered to Bankshares' headquarters at 100 South Main Street, Blacksburg, Virginia, 24060, or received by mail at P.O. Box 90002, Blacksburg, Virginia 24062-9002, no later than November 17, 1999. Bankshares' Bylaws include provisions setting forth specific conditions under which business may be transacted at an annual meeting of stockholders.

                                 OTHER BUSINESS
                                 --------------

     All properly executed proxies received by Bankshares will be voted at the Annual Meeting following the instructions contained in the proxies.

     The Board of Directors does not know of any other matters to be presented for action at the Annual Meeting other than those listed in the Notice of Meeting and referred to in this Proxy Statement. The enclosed proxy does however, give authority to the persons named in the proxy to use their discretion to vote on any other matters that may properly come before the meeting, and it is the intention of the persons named in the proxy to use their judgement if they are called upon to vote on any matter of this type.

                              BY ORDER OF THE BOARD OF DIRECTORS



                              Marilyn B. Buhyoff
                              Secretary

Blacksburg, Virginia
March 17, 1999



A COPY OF BANKSHARES' ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS AS OF THE RECORD DATE UPON WRITTEN REQUEST TO: MARILYN B. BUHYOFF, SECRETARY, NATIONAL BANKSHARES, INC., P.O. BOX 90002, BLACKSBURG, VIRGINIA 24062-9002.
